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                                                                   EXHIBIT 99(a)

                    CMS ENERGY REPORTS FIRST QUARTER EARNINGS

     DEARBORN, Mich., May l, 2000 -- CMS Energy Corporation (NYSE:CMS) today announced first quarter consolidated net income of $80 million, compared to $98 million in the same quarter of 1999. Earnings per diluted share were 70 cents, compared to 80 cents per diluted share earned in the first quarter of 1999. First quarter results, which do not include any net gains from major asset sales, are on track for CMS Energy to meet its sustainable earnings target for the year.

     Strong operating performance of CMS Energy's diversified energy businesses, including gas transmission and storage, oil and gas exploration and production, and international energy distribution, was more than offset by lower natural gas utility sales as a result of warmer than normal winter weather, increased electric utility operating costs due to a plant outage, and increased interest charges.

     The Company also announced today that it has decided not to proceed on a previously announced stock tracking the performance of its Michigan utility, Consumers Energy. As an alternative, the Company will continue to improve its balance sheet, utilizing an additional $700 million of proceeds and debt reduction from sales of non-strategic assets by year end. This is in addition to the approximately $665 million of proceeds and balance sheet debt reductions from asset sales completed or announced so far this year.

     The Company also announced that since it is not going to issue a yield-oriented tracking stock, it intends to maintain the CMS Energy common dividend at its current annual level of $1.46 per share.

     With respect to the decision to pursue additional asset sales, William T. McCormick, Jr., chairman and CEO said, "it is clear that sale of non-strategic assets to interested industry buyers will bring considerably more value to our shareholders than issuance of equity in today's financial market, given the recent low stock market valuations attributed to the utility industry. Furthermore, continuing our asset optimization program is consistent with our efforts to achieve more geographic and business focus that will allow CMS to concentrate on its most profitable and growing energy businesses." McCormick also said, "the Company continues to be committed to enhancing shareholder value and strengthening further its balance sheet."

     First quarter operating revenue totaled $1.83 billion, up from $1.54 billion in the first quarter of 1999. These results reflect ownership of the CMS Panhandle Companies for the entire first quarter this year versus 1999 and continued revenue growth in CMS Energy's diversified energy businesses.

     Operating earnings of CMS Energy's non-utility, diversified energy businesses during the first quarter totaled $114 million, an increase from $33 million in 1999. The CMS Panhandle Companies contributed $70 million of operating earnings during the first quarter.

     Operating earnings of the natural gas transmission, storage and processing business were $78 million in the first quarter. This compares with $3 million in the first quarter last year. Independent power production operating earnings in the first quarter were $17 million, down from $27 million



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in the first quarter of 1999, due to lower domestic plant earnings and reduced operating fees. Oil and gas exploration and production operating earnings for the quarter increased to $5 million from $2 million last year, due to higher oil and gas prices and increased production. Operating earnings of the international energy distribution business were $6 million in the first quarter, its first profitable quarter, versus an operating loss of $6 million in the first quarter of 1999. The international energy distribution business is expected to continue profitable operations into the future.

     Operating earnings of the electric and natural gas utility businesses of CMS Energy's principal subsidiary, Consumers Energy, decreased from $212 million in the first quarter last year to $179 million in the same period this year. Natural gas deliveries were 161 billion cubic feet, down three percent from the first quarter last year, due to winter weather that was 13 percent warmer than the first quarter of 1999 and 18 percent warmer than normal. First quarter total electric sales were 10 billion kilowatt-hours, down three percent from 1999, while operating costs were adversely affected due to increased purchased power costs caused by a generating plant outage.

     Other significant developments for CMS Energy in the first quarter included:

     -- repurchasing five million CMS Energy common shares through the first quarter, with subsequent buy-backs through April bringing the total to 6.6 million shares repurchased;

     -- acquiring the 445-mile Sea Robin Pipeline, a one billion cubic feet per day natural gas and condensate pipeline in the Gulf of Mexico offshore Louisiana, providing additional gas supply gathering resources to the CMS Trunkline pipeline system;

     -- bringing into commercial operation the first of two 110-megawatt combustion turbine generators comprising the second phase of the Takoradi Thermal Power Plant near Aboadze, Republic of Ghana;

     -- completing a third successful natural gas development well outside Midland, Texas, the Lela 1801H, which flowed at 12 million cubic feet and an estimated 1,000 barrels of condensate per day;

     -- signing a 15-year agreement to provide natural gas service to CMS Panhandle Pipe Line Company's seventh power plant customer, a 390-megawatt gas-fueled "peaking" plant being built by FirstEnergy Corp. at Defiance, Ohio.

     CMS Energy Corporation has annual sales of more than $6 billion and assets of $15 billion throughout the U.S. and around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.


                                     # # #

For more information on CMS Energy, please visit our website at:
www.cmsenergy.com/ Media Contacts: Kelly M. Farr, 313/436-9253 or John P. Barnett, 713/989-7556 Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590

This news release contains "forward-looking statements" that are subject to risks and uncertainties. The words "anticipates", "believes", "estimates", "expects", "intends", and "plans", and variations of such words and similar expressions, are intended to identify forward looking statements. They should be read in conjunction with the "Forward-Looking Statements Cautionary Factors" in CMS Energy's and Consumers' Form 10-K, Item 1 (incorporated by reference herein) that discusses important factors that could cause CMS Energy's and Consumers' results to differ materially from those anticipated in such statements.







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                             CMS ENERGY CORPORATION
                             ----------------------

                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)


                                                                                2000                1999
                                                                                ----                ----

Three Months Ended March 31 (unaudited)
---------------------------------------
Operating Revenue                                                            $    1,827          $    1,537

Consolidated Net Income (a)                                                  $       80          $       98

Average Number of Common Shares
       Basic                                                                        113                 108
       Diluted                                                                      118                 113

Earnings per Average Common Share (a)
       Basic                                                                 $      .71          $      .82
       Diluted                                                               $      .70          $      .80

Dividends Declared per Common Share                                          $     .365          $      .33









In the opinion of Management, the above unaudited amounts reflect all adjustments necessary to assure the fair presentation of the results of operations for the periods presented.

(a) In October 1999, CMS Energy exchanged CMS Energy Common Stock for all of the outstanding shares of Class G Common Stock. For the three months ended March 31, 1999, net income attributable to Class G Common Stock, and basic and diluted earnings per share of Class G Common Stock were $10 million, $1.19 and $1.19, respectively.